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                                  United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.

Commission File Number    33-47075
                       ------------
                       BellSouth Telecommunications, Inc.
 ----------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


              675 West Peachtree Street, NE, Atlanta, Georgia 30375
                                  404-927-1909
                                  ------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                 Forty Year 8 1/4 % Debentures due July 1, 2032
 -----------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                              See attached appendix
________________________________________________________________________________
                         (Titles of all other classes of
                         securities for which a duty to
                           file reports under section
                            13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)  []                  Rule 12h-3(b)(1)(i)  [x]
      Rule 12g-4(a)(1)(ii) []                  Rule 12h-3(b)(1)(ii) []
      Rule 12g-4(a)(2)(i)  []                  Rule 12h-3(b)(2)(i)  []
      Rule 12g-4(a)(2)(ii) []                  Rule 12h-3(b)(2)(ii) []
                                               Rule 15d-6 --------  [x]

Approximate number of holders of record as of the certification
or notice date:         zero
                  -----------------

Pursuant to the requirements of the Securities Exchange Act of 1934 BellSouth Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    July 19, 2002    By:     /s/ Linda S. Harty
     -------------------    -----------------------------------------
                                  Linda S. Harty
                                  Vice President and Treasurer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

APPENDIX


                               Title of Each Class
--------------------------------------------------------------------------------

Issued by Southern Bell Telephone and Telegraph Company (a):
  Forty Year 4 3/8% Debentures, due August 1, 2003

Issued by BellSouth Telecommunications, Inc.:
  Forty Year 8 1/4% Debentures, due July 1, 2032
  Forty Year 7 7/8% Debentures, due August 1, 2032
  Forty Year 7 1/2% Debentures, due June 15, 2033
  Fifteen Year 5 7/8% Debentures, due January 15, 2009
  Forty Year 6 3/4% Debentures, due October 15, 2033
  Forty Year 7 5/8% Debentures, due May 15, 2035
  Thirty Year 7% Debentures, due October 1, 2025
  Fifty Year 5.85% Debentures, due November 15, 2045
  One Hundred Year 7% Debentures, due December 1, 2095
  Twenty Year 6.30% Amortizing Debentures, due December 15, 2015
  Principal Amount of One Hundred Year 6.65% Zero-To-Full Debentures, due
    December 15, 2095
  Twelve Year 7% Notes, due February 1, 2005
  Ten Year 6 1/4% Notes, due May 15, 2003
  Eleven Year 6 3/8% Notes, due June 15, 2004
  Ten Year 6 1/2% Notes, due June 15, 2005
  6% Reset Put Securities, due June 15, 2012
  Thirty Year 6 3/8% Debentures, due June 1, 2028
  Extendable Liquidity Securities, due January 4, 2006
____________________
(a) Subsequently merged with and into BellSouth Telecommunications, Inc.